Exhibit 99.3

September 11, 2006

Richard Surber
Landis, LLC
59 W. 100 S., 2nd Floor
Salt Lake City, Utah 84101

Re: Valuation of a 60 percent control, nonmarketable member interest in Landis, LLC as of August 31, 2006

Dear Mr. Surber:

Norman, Townsend & Johnson, LLC (NTJ) has been retained to estimate the fair market value of a 60 percent control, nonmarketable member interest in Landis, LLC (Landis, the LLC, or the Company) as of August 31, 2006. Attached is our valuation report.

The standard of value is “fair market value.” The term fair market value is defined as the value at which property would change hands between a willing buyer and willing seller, neither being compelled to act and both being well informed of the relevant facts and conditions which might be anticipated.

Since valuation is an imprecise science, NTJ does not purport to be a guarantor of value. Value is a question of informed judgement, and reasonable persons can differ in their estimates of value. NTJ does certify that this valuation study was conducted using conceptually sound and commonly accepted valuation methods.

In the opinion of the undersigned appraiser, using the valuation methods described in the attached report, and subject to the assumptions and limiting conditions incorporated herein, the fair market value of a 60 percent control, nonmarketable member interest in Landis, LLC as of August 31, 2006, is (See Schedule A)

$1,065,000

One Million Sixty-Five Thousand Dollars.

Respectfully submitted,

/s/ Kelly R. Johnson
Kelly R. Johnson, MBA, CPA/ABV, DABFA
Norman, Townsend & Johnson, LLC

INTRODUCTION

IDENTITY OF CLIENT

Norman, Townsend & Johnson, LLC (NTJ) has been retained by Landis, LLC (Landis, the LLC, or the Company) to provide valuation services. Use of this report is limited to Landis, Landis’ members and their designated financial advisors, including attorneys, financial planners, and accountants. We understand this report will also be used by Nexia Holdings, Inc. This valuation report shall not be provided to any other party without the written consent of NTJ.

INTENDED USE OF THE APPRAISAL

We understand that the results of our analysis will be used to establish the fair market value of a 60 percent control, nonmarketable member interest in the Company.

IDENTITY OF ASSETS APPRAISED

We have been asked to provide an estimate of the fair market value of a 60 percent control, nonmarketable member interest in Landis as of August 31, 2006.

STANDARD OF VALUE

We have determined the value of a control, nonmarketable member interest using fair market value as the standard of value. Fair market value is an estimate of the cash or cash equivalent price at which the subject company or security would trade hands between a willing buyer and a willing seller, both being adequately informed of the relevant facts and neither acting under duress.

EFFECTIVE DATE OF THE APPRAISAL AND THE DATE OF THE REPORT

In this report we have determined the value of a 60 percent member interest in Landis on a control, nonmarketable basis as of August 31, 2006. The date of the report is September 11, 2006.

BASIC PRINCIPLES OF VALUATION

The valuation methodologies used in this analysis provide a basis for determining value where an active market for a company's securities does not exist. The valuation analysis attempts to analyze the earnings power of a company and its ability to convert earnings into value.

The standard of measure in performing a valuation of a company is an estimate of the cash or cash equivalent price at which the subject company would trade hands between a willing buyer and a willing seller, both being adequately informed of the relevant facts and neither acting under duress. This measure of value is commonly referred to as "fair market value."

Revenue Ruling 59-60, defines fair market value as:

The price at which property would change hands between a willing buyer and a willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, both parties having reasonable knowledge of relevant facts.

The consideration of financial data and relevant factors affecting fair market value would include, among other things, the elements of appraisal listed in Internal Revenue Service Ruling 59-60, which provides guidelines for the valuation of the stock of closely-held corporations. Revenue Ruling 68-609 states that the general approach, methods, and factors outlined in Revenue Ruling 59-60 are applicable in determining the fair market value of business interests of any type. Revenue Ruling 59-60 states that the following factors, although not all inclusive, are fundamental and require careful consideration:

1. The nature of the business in which the company operates, the risks to which it is subject, and its historical patterns of growth;

2. The general economic outlook, the condition and outlook of the specific industry, and the position of the company in its industry;

3. The tangible book value and financial condition of the company;

4. The earnings history of the company;

5. The dividend-paying capacity of the company;

6. The existence of intangible values;

7. Recent sales, if any, of the company's stock and the size of the block of stock to be valued;

8. The market price of stocks of companies engaged in a similar line of business where such stocks are traded on an exchange or over the counter; and

9. Other special facts and circumstances of each case which can be judged as important in the overall value.

NTJ has considered all of the factors described in Revenue Ruling 59-60. Our specific analysis and considerations performed in this valuation are described below.

NATURE OF THE BUSINESS AND HISTORY

General Description of the Business

Landis opened November 10, 2005, in Salt Lake City, Utah. The Company is a full service day spa the specializes in hair, massage, and skin services. The Company also conducts training to student hair stylists. Matt Landis is the day-to-day general manager of the Company and supervises 30 hair stylists.

Currently, Landis’ sales come from services preformed, product sold, as well as gift certificates redeemed. Landis has successfully launched its business and revenues have grown substantially since it began operations. Landis hopes to continue expanding its business. The management of Landis (Management) has signed an agreement to open a second location in Sandy, Utah. Management has also expressed their intentions of opening other locations in Boise, Idaho; as well as perhaps another location on the north side of Salt Lake City, Utah.

Ownership of the Business

Landis is a privately held limited liability company. Richard Surber owns 60 percent of Landis, Diversified Holdings 1, Inc. owns 25 percent, and Matt Landis owns 15 percent.

ECONOMIC AND INDUSTRY INFORMATION

In the appraisal of any company, the general economic factors prevailing at the valuation date must be considered. These general economic factors are evaluated in order to gain insight into the economic climate in which investors are dealing. The condition of the overall economy, including the expected future outlook, strongly influences how investors perceive investment opportunities in all industries. In our analysis, we have considered the general economic climate that prevailed as of the valuation date, as well as the outlook for the future. In particular, we have focused on the outlook for the general economy and the state of Utah.

1 1 Part of the contents of the economic outlook section of this valuation report are quoted from the Economic Outlook Update™ 1Q 2006 published by Business Valuation Resources, LLC, © 2006, reprinted with permission.General U.S. Economic Outlook

The U.S. economy, despite rising interest rates and high fuel prices, grew at a its fastest pace in nearly three years during the first quarter of 2006. Besides posting a somewhat expected first-quarter figure, the gross domestic product (GDP), which is the broadest measure of the economy's health, grew for the 18th consecutive quarter. While the Fed is still expected to increase interest rates during the first half of the year, inflationary pressures in the first quarter of 2006 seemed to ease.

Gross Domestic Product - The U.S. Department of Commerce reported that the nation's economy increased at an annual rate of 4.8 percent in the first quarter of 2006, as indicated by the GDP, and marked the fastest pace since the third quarter in 2003. This is up from the 1.7 percent rate that was posted in the last quarter of 2005. The fourth-quarter 2005 GDP marked the end of the streak of eight straight quarters of GDP growth between 3 and 4.5 percent, which was the longest streak of such consistent growth since World War II. In 2005, the economy grew by 3.5 percent, compared to an increase of 4.2 percent in 2004 and 2.7 percent in 2003. The acceleration in first-quarter GDP growth was largely attributed to the increase in consumer, business, and government spending, but was partly offset by a downturn in private inventory investment.

Consumer Spending - Consumer spending, which accounts for two-thirds of all economic activity in the United States, increased by 5.5 percent during the first quarter of 2006. This compares with a 0.9 percent increase in the previous quarter and a 4.1 percent gain in the third quarter of 2005. After posting the lowest figure in more than four years in the previous quarter, the first quarter figure was the highest growth rate since a 5.8 percent increase in the third quarter of 2003. In 2005, consumer spending rose by 3.5 percent, compared with a 3.9 percent increase in 2004 and a 2.9 percent increase in 2003. Consumer expenditures increased the first-quarter GDP by 3.81 percentage points. This compares with a GDP increase of 0.62 percentage points in the previous quarter and a 2.85 percentage point increase in the third quarter of 2005.

Government Spending -During the first quarter of 2006, government spending increased at a rate of 3.9 percent, compared with an decrease of 0.8 percent during the previous quarter and a 2.9 percent gain in the third quarter of last year. After decreasing for the first time in nearly three years in the previous quarter, the first quarter figure was the highest growth in government spending since a 4.8 percent increase in the fourth quarter of 2002. In 2005, government spending increased by 1.8 percent, which is down from a 2.2 percent increase in 2004 and a 2.8 percent increase in 2003.

During the first quarter, federal government spending increased by 10.8 percent, compared with a 2.6 percent decrease in the previous quarter. The first quarter figure, largely attributed to the money spent on reconstruction projects in the wake of last year’s devasting hurricanes in the Gulf Coast region, is the highest growth rate since a 22.1 percent increase in the second quarter of 2003. National defense spending rose by 10.3 percent during the first quarter, following a large decrease of 8.9 percent in the previous quarter and a 10.0 percent gain in the third quarter of 2005. In 2005, national defense spending rose by 2.6 percent, which is down from a 7.0 percent increase in 2004 and an 8.8 percent increase in 2003. State and local government spending remained unchanged in the first quarter of 2006, after posting gains of 0.2 percent in the previous two quarters.

Business Investments - Business investments surged during the first quarter of 2006, growing at its fastest pace since the second quarter of 2000. Business spending, or nonresidential fixed investment, increased at a rate of 14.3 percent during the first quarter after growing by 4.5 percent in the previous quarter and by 8.5 percent in the third quarter of 2005. In 2005, business spending rose by 8.6 percent, compared to an increase of 9.4 percent in 2004 and a 1.3 percent increase in 2003. Business expenditures on equipment and software soared by 16.4 percent during the first quarter, more than triple the 5.0 percent increase in the previous quarter. Business spending on structures increased by 8.6 percent in the first quarter, compared to a 3.1 percent increase in the previous quarter and a 2.2 percent rise in the third quarter of 2005.

Business Inventories - While companies continued to increase inventories during the first quarter of 2006, they did so at a slower rate than they had at the end of last year. Businesses increased their inventories of unsold goods at a rate of $21.9 billion in the first quarter, following a large increase of $37.9 billion in the previous quarter and a decrease of $13.3 billion in the third quarter of 2005. The slow pace in private business inventories decreased the first-quarter GDP by 0.52 percentage points after increasing the previous quarter’s GDP by 1.89 percentage points.

Trade Deficit - During the first quarter of 2006, and for the third quarter in a row, the trade deficit provided a negative contribution to the GDP. Exports, which grew for the eleventh straight quarter, rose by 12.1 percent in the first quarter, following an increase of 5.1 percent in the previous quarter and a 2.5 percent increase in the third quarter of 2005. The first quarter increase in exports is the fastest since a 19.1 percent increase in the fourth quarter of 2003. In 2005, exports rose by 6.9 percent, compared with an 8.4 percent increase in 2004 and a 1.8 percent increase in 2003. The U.S. dollar’s weakness in recent years has helped boost exports, making U.S. goods cheaper overseas. Foreign imports rose by 13.0 percent during the first quarter of 2006 after an increase of 12.1 percent in the previous quarter. In 2005, imports increased by 6.3 percent, compared with a 10.7 percent rise in 2004 and a 4.6 percent increase in 2003.

During the first quarter of 2006, the trade deficit increased from last quarter's annualized rate of $787.1 billion in real terms to $803.4 billion. The trade deficit decreased the first-quarter GDP by 0.84 percentage points after decreasing the previous quarter's GDP by 1.36 percentage points.

Consumer Prices and Inflation Rates - Despite rising gasoline prices, inflationary pressures seemed to ease during the first quarter of 2006. According to the U.S. Department of Commerce, the price index for gross domestic purchases, which measures prices paid by U.S. residents, increased by 2.7 percent in the first quarter. This compares with an increase of 3.7 percent in the previous quarter. Excluding food and energy prices, the price index for gross domestic purchases increased by 3.1 percent in the first quarter following a 3.2 percent increase in the fourth quarter of 2005.

The U.S. Department of Labor reported that the Producer Price Index for Finished Goods, which measures inflationary pressures before they reach consumers, increased by 0.5 percent in March 2006, following a 1.4 percent decline in February and a 0.3 percent rise in January. In 2005, the price for finished goods rose by 5.4 percent, compared with a 4.2 percent increase in 2004 and a 4.0 percent increase in 2003. The costs of intermediate goods decreased slightly in March by 0.1 percent, compared to a decrease of 0.3 percent in February and an increase of 1.2 percent in January. The cost for intermediate goods rose by 8.4 percent in 2005, following a 9.2 percent increase in 2004 and a 3.9 percent increase in 2003. Finished goods prices other than food and energy rose by 0.1 percent in March, after increasing by 0.3 percent in February and by 0.4 percent in January. Finished consumer food prices increased by 0.5 percent in March, compared with a decrease of 2.7 percent in February and a slight increase of 0.2 percent in January.

The Department of Labor reported that the Consumer Price Index for All Urban Consumers (CPI-U) increased by 0.6 percent in March 2006, which is 3.4 percent higher than its level one year earlier. The Consumer Price Index for Urban Wage Earners and Clerical Workers (CPI-W) also rose by 0.6 percent in March and is 3.6 percent higher than one year ago.

Energy Prices - At the end of the first quarter of 2006, a barrel of light crude oil sold at $66.63 per barrel, while heating oil and unleaded gasoline closed at about $1.86 and $1.95 per gallon, respectively. At the end of the fourth quarter last year, a barrel of light crude oil traded at $61.04, while heating oil and unleaded gasoline both traded at $1.73. A year ago, the prices were $55.40 for light crude oil, and $1.66 for both heating oil and gasoline. Energy goods prices grew by 1.8 percent in March, following a 4.7 percent decrease in the previous month. Prices for crude goods dropped in March by 2.7 percent, following a decrease of 9.2 percent and 0.5 percent in February and January, respectively. Crude materials for further processing rose by 22.1 percent in 2005, compared to a 17.4 percent increase in 2004 and a 19.5 percent increase in 2003.

Interest Rates - As feared by the markets and economists, the Federal Reserve Board (FRB) continued to raise its target for the federal funds rate by a quarter of a percent at each of its two meetings in the first quarter of 2006. The FRB started to raise the federal funds rate in June 2004, after it had been stable at 1.0 percent for a year before that. Since June 2004, the FRB raised its target short-term rate fifteen times—each time by a quarter of a percent— up to 4.75 percent at the end of the first quarter of 2006. The federal funds rate is the interest rate at which a commercial bank lends immediately available funds in balances at the Federal Reserve to another commercial bank.

The Federal Open Market Committee (FOMC) met twice during the first quarter —January 31 and March 28—and at both meetings decided to raise the federal funds rate by a quarter percent to 4.5 percent and 4.75 percent, respectively. On Wall Street, stocks fell modestly after the announcement while Treasury bond prices ended fairly unchanged. At their March 28 meeting, the FOMC commented on the first quarters strong rebound, but predicted that future economic growth would most likely slow down moderately. The FOMC press release, dated March 28, stated, “Economic growth has rebounded strongly in the current quarter but appears likely to moderate to a more sustainable pace. As yet, the run-up in the prices of energy and other commodities appears to have had only a modest effect on core inflation, ongoing productivity gains have helped to hold the growth of unit labor costs in check, and inflation expectations remain contained. Still, possible increases in resource utilization, in combination with the elevated prices of energy and other commodities, have the potential to add to inflation pressures.” January 31 marked chairman Alan Greenspan’s last meeting after 18 years with the central bank. Chairman Ben Bernanke officially took over Greenspan’s position on February 1. Most market observers are confident in Bernanke and the transition, but some feel worried regarding his abilities to handle a crisis if one should arise.

The increases in the federal funds rate are expected to have an impact on other interest rates such as credit card rates, adjustable-rate mortgage rates and home equity lines of credit, as well as money-market account and certificate of deposit rates.

Also during the first quarter, the Board of Governors of the Federal Reserve System voted twice to raise the discount rate by a quarter percent to 5.5 percent and then to 5.75 percent. The discount rate is the interest rate a commercial bank is charged to borrow funds, typically for a short period, directly from a Federal Reserve Bank. The board of directors of each Reserve Bank establishes the discount rate every 14 days, subject to the approval of the Board of Governors.

Unemployment - During the first quarter of 2006, the unemployment rate decreased dramatically. The unemployment rate was at 4.7 percent in the first quarter, down from the 5.0 percent rate posted in the previous quarter. The number of unemployed persons was 7.081 million in the first quarter, compared with 7.455 million in the fourth quarter of 2005. During the first quarter, all sectors added jobs, including large gains in construction and the service-providing sectors.

During the first quarter of 2006, manufacturing employment increased by 8,000 jobs, while the construction industry continued to trend upward, adding 96,000 jobs over the quarter. Employment in professional and business services continued to increase, adding 110,000 jobs during the first quarter. The government only added 5,000 jobs in the first quarter, while the leisure and hospitality industry added 93,000 over the same time period. The education and health services sector added 105,000 jobs in the first quarter, while the retail trade industry, which was hampered by less-than-usual seasonal hiring by general merchandise stores during the previous quarter, added 34,000 jobs over the first quarter of 2006.

Average hourly earnings increased to $16.45 in the first quarter of 2006 from $16.30 in the previous quarter. Average weekly earnings also increased to $556.01 in the first quarter from $551.05 in the fourth quarter of last year.

Consumer Spending and Confidence - Consumer spending, which accounts for two-thirds of overall economic growth, jumped at a rate of 5.5 percent during the first quarter of 2006, up from a near four-year low increase of 0.9 percent in the previous quarter and a 4.1 percent gain in the third quarter of last year. The first quarter consumer spending rate is the fastest growth rate since a 5.8 percent increase in the third quarter of 2003.

Consumer spending on durable goods— items meant to last three or more years— rose by 20.6 percent in the first quarter of 2006. This compares with a drastic 16.6 percent decrease in the previous quarter, mostly due to plunging automobile sales, and a 9.3 percent rise in the third quarter of last year. In 2005, consumer spending on durable goods rose by 4.5 percent, compared with a 6.0 percent increase in 2004 and a 6.6 percent increase in 2003. Spending on nondurable goods, such as clothing and food, increased by 5.4 percent in the first quarter of 2006. This compares to a 5.0 percent jump in the previous quarter and a 3.5 percent increase in the third quarter of 2005. In 2005, consumer spending on nondurable goods grew by 4.4 percent, compared with a 4.7 percent increase in 2004 and a 3.2 percent increase in 2003. Service expenditures increased by 2.8 percent in the first quarter, compared to a 2.6 percent increase in the previous quarter.

According to the U.S. Department of Commerce, retail and food service sales rose 3.2 percent in the first quarter of 2006, compared to a 0.6 percent increase in the previous quarter. During the first quarter, automobile sales jumped by 5.2 percent, after decreasing by 3.8 percent in the fourth quarter of 2005.

Consumer confidence, a barometer of consumer spending, continued to grow during the first quarter of 2006. The Conference Board, which surveys 5,000 households, reported that its Index of Consumer Confidence rose to 107.2 in March. This is up from a 102.7 reading in February and a 103.6 reading at the end of the fourth quarter of 2005. Conference Board numbers above 100.0 indicate a growing economy. A figure between 80.0 and 100.0 suggests slow growth, whereas a reading below 80.0 indicates a recession.

The University of Michigan’s Index of Consumer Sentiment reported a reading of 88.9 in March 2006, which is an increase from 86.7 in February, but a decrease from 91.5 posted at the end of the fourth quarter 2005. The Michigan sentiment survey is based on telephone interviews on personal finances, business conditions, and buying conditions with roughly 500 Americans across the country.

Stock Markets - After showing signs of fatigue at the end of 2005, the stock market began 2006 with what seemed to be a second wind. The first quarter of 2006 showed improvement over the fourth quarter of 2005, with major indexes posting gains. 2005 was the third year that brought gains, although modest, following three previous years of down markets. The first quarter of 2006 saw gains for the S&P 500, Wilshire 5000, and Russell 2000, Nasdaq Composite, and the Dow Jones Industrial Average (DJIA). The first quarter of 2006 brought single-digit gains for most indexes, with the Russell 2000 seeing gains in the double digits. The best performing stock sectors for the quarter (industry groups as tracked by Dow Jones) were Platinum & Precious Metals with a gain of 52.2 percent and Steel with a gain of 43.7 percent. The worst performing sector was Tires, with a loss of 12.1 percent for the quarter.

Performance was similar across the market, with most major indexes posting slight gains in January followed by small losses in February, although the DJIA saw gains in February. March saw gains for the indexes compared to February. Because of the losses in the first quarter of 2005—which for some of the indexes were the worst in the last couple of years—most indexes saw substantial twelve month gains, with the most notable being the Nasdaq Composite with a 17.03 percent gain and the Russell 2000 with a 24.4 percent gain. During the first quarter, the DIJA nearly hit a six-year high, but the Feds increase in interest rates put a damper on the index. Most stocks fell modestly after the Fed’s announcement of increasing interest rates. The best performing stocks in the DIJA were Caterpillar and Walt Disney, while Intel was the worst performer.

According to The Wall Street Journal,“This year’s strongest performers aren’t the big stocks that drive those indexes. The leaders continue to be small and medium-size stocks, which outpaced their larger brethren despite pundits’ predictions that they were due for a rest.” Despite first quarter performance, some analysts believe the market will slow down and “lose steam.” Others who expect a full-fledged bear market fear that, if the Feds continue to raise rates, that the market will halt its advancements. Some analysts are even predicting that U.S. stocks will outperform overseas stocks, which hasn’t been the case in a while.

The DJIA, an index of 30 “blue-chip” U.S. stocks, started the first quarter at 10,717.50 and finished it at 11,109.32, for a gain of 3.66 percent for the quarter. The DJIA’s performance in the first quarter of 2006 was better than its prior four quarters. A year ago, the DJIA posted a 2.59 percent loss for the first quarter of 2005. At December 31, 2005, the DJIA had lost 0.61 percent for the year compared with a gain of 3.15 percent for the year of 2004. As of the end of the first quarter, the DJIA has jumped 52.47 percent since its five-year low on October 9, 2002 of 7,286.27, but still is 5.23 percent off its five-year high on January 14, 2000 of 11,723.

The Nasdaq Composite Index, consisting mainly of high-tech stocks, started the first quarter at 2,205.32 and finished at 2,339.79, reflecting a gain of 6.1 percent for the quarter. This was an improvement from the fourth quarter of 2005 when the index gained only 3 percent. A year ago, the index was down 8.1 percent for the first quarter. The Nasdaq’s performance for the last twelve months—a gain of 17.03 percent—was superior to the twelve months prior when the index increased by only 0.25 percent. As of the end of the first quarter, the Nasdaq has jumped 110.01 percent since its low on October 9, 2002 of 1,114.11, but is still 53.65 percent off its five-year high on March 10, 2000 of 5,048.62.

The S&P 500, consisting of a representative sample of 500 leading companies of the U.S. economy, and commonly viewed as a proxy for the market, started the first quarter at 1,248.29 and finished it at 1,294.87, for a gain of 3.73 percent for the quarter. A year ago, the index was down 2.59 percent for the first quarter. The index performed better than its fourth quarter of 2005 when it gained 2.49 percent. For the last twelve months ended March 2006, the S&P gained 9.68 percent, which is better than its performance twelve months prior which resulted in gains of 4.83 percent. As of the end of the first quarter, the S&P 500 has gained 66.7 percent since its low on October 9, 2002 of 776.8, but is still 15.22 percent off its five-year high on March 23, 2000 of 1,527.4.

The Dow Jones Wilshire 5000 Index (previously known as Wilshire 5000), which consists of almost all publicly traded companies based in the United States, started the first quarter at 12,517.7 and closed it at 13,155.4—posting a 5.09 percent gain. The index performed better than in the fourth quarter of last year when it saw gains of 2.69 percent. For the last twelve months ended March 2006, the index gained 13.04 percent, while for the twelve months ended March 2005 it gained 4.57 percent. A year ago - as of the end of March 2005 - the index posted a loss of 2.78 percent for the first quarter. The Dow Jones Wilshire 5000 ended the quarter 79.16 percent above its five year low on October 9, 2002, of 7,342.86. The index is still 10.82 percent below its five-year high of 14,751.6, which was on March 24, 2000.

The Russell 2000 Index, which consists of small stock issues, started the first quarter at 673.22 and closed it at 765.14, reflecting a quarterly gain of 13.65 percent. This is far greater than the index’s fourth quarter gain of last year, which was only 1.49 percent. A year ago - as of the end of March 2005 - the index posted a loss of 5.6 percent for the quarter and a gain of 4.19 percent for the twelve months ended March 31, 2005. For the last twelve months ended March 31, 2006, the index is up 24.4 percent for a much more sizeable gain. On March 31, 2006, the Russell 2000 marked its historic high of 765.14. The index is 133.96 percent higher than its low of 327.04 on October 9, 2002.

Bond Markets - The 10-year Treasury bond finished the first quarter with a yield of 4.86 percent, slightly up from a yield of 4.39 percent at the end of the fourth quarter last year. The 10-year bond yield was 4.39 percent at the end of 2005 and 4.24 percent at the end of 2004. At the end of the first quarter of 2006, the 20-year bond was at 5.07 percent, compared with 4.61 percent at the end of 2005 and 4.85 percent at the end of 2004.

The five-year Treasury finished the first quarter with a yield of 4.82 percent, up from 4.35 percent at the end of the fourth quarter last year. The 30-day T-bill was at 4.65 percent at the end of the first quarter of 2006, up from 4.01 percent at the end of the last quarter. The 30-day bill was at 1.89 percent at the end of 2004 and 0.9 percent at the end of 2003.

For corporate bonds, Moody’s seasoned Aaa and Baa rates finished the quarter ahead at 5.67 percent and 6.55, respectively, compared to last quarter’s rates of 5.26 percent and 6.21 percent.

Additionally, the prime lending rate increased this quarter. After ending 2005 at a rate of 7.25 percent, the prime lending rate climbed to 7.75 percent. The Federal Reserve also published that the discount window primary credit rate had increased from 5.25 percent at the end of 2005 to 5.75 percent for the first quarter of 2006.

A calm market and largely stable prices meant skimpy returns for most bonds in 2005. Emerging markets was an exception to this, seeing returns of 12%. This is due to improving finances and ratings upgrades, which attracted big investment flows that boosted returns.

Construction - According to the U.S. Department of Commerce, housing starts decreased 7.8 percent to an annual rate of 1.960 million units in March 2006, down from 2.126 million units in February. 2.068 million units were started in 2005, which is 5.7 percent above the 2004 figure of 1.956 million units. Construction of single-family homes decreased to an annual rate of 1.591 million units in March 2006, down 12.0 percent from a rate of 1.807 million units in the previous month.

Building permits, a better leading indicator of demand for new homes, decreased by 5.5 percent in March 2006 to an annual rate of 2.059 million units, down from 2.179 million units in the previous month. In 2005, 2.148 million housing units were authorized by building permits, which is 3.8 percent above the 2004 figure of 2.070 million units.

During March 2006, spending on new construction increased 0.9 percent to an annual rate of $1,199.1 billion, up from $1,188.7 billion in February. The value of construction spending in 2005 was $1,119.7 billion, which is 8.9 percent above the $1,027.7 billion spent in 2004. Overall spending on private construction increased by 1.1 percent to an annual rate of $940.8 billion in March. Spending on residential construction increased by 1.6 percent in March to an annual rate of $672.9 billion, while spending on nonresidential construction decreased slightly by 0.1 percent to an annual rate of $267.9 billion over the same month.

Manufacturing - According to the Federal Reserve, industrial production, which is the total output of factories and mines in the United States, increased by 0.6 percent in March 2006 after a 0.5 percent gain in February. During the first quarter of 2006, total industrial production increased at an annual rate of 4.5 percent, compared with an increase of 5.3 percent during the previous quarter. Manufacturing increased by 0.5 percent in March, but rose at an annual rate of 5.4 percent over the first quarter, compared with an increase of 9.1 percent in the fourth quarter of 2005. Capacity utilization, the percentage of production capacity manufacturers actually use, increased to 80.4 percent during the first quarter of 2006, up from a 79.8 percent rate during the previous quarter. The current capacity utilization rate of 80.4 percent is 0.6 percentage points below its 1972-2005 average rate of 81.0 percent. In 2005, capacity utilization was at 78.9 percent compared to 77.1 percent in 2004.

New orders for goods made in U.S. factories increased in March 2006 by 4.2 percent to $419.6 billion, which followed a 0.4 percent increase in February. Up for the fifth time in six months, new orders for durable goods—items intended to last for three years or more — increased 6.5 percent to $231.8 billion in March. New orders for nondurable goods, such as food and clothing, increased 1.5 percent to $187.8 billion in March.

The Institute for Supply Management reported that its monthly Manufacturing Index dipped to 55.2 in March 2006, following a 56.7 reading in February. Any reading above 50.0 suggests growth, whereas a reading below 50.0 indicates contraction. The March reading marked the 34th straight month of growth.

Future Economic Outlook

Despite being hampered by rising interest rates and surging consumer energy prices, the economy recorded its fastest growth in more than two years during the first quarter of 2006. While economists in the financial press feel the nation’s economy will stay strong during the second quarter of 2006, the high energy prices and increasing interest rates may slow the overall pace of growth in the second half of the year.

According to Consensus Economics, Inc., publisher of Consensus Forecasts - USA, the real GDP is expected to grow by 3.3 percent in the second quarter of 2006 and by 3.0 percent in the third quarter (percentage change from previous quarter, seasonally adjusted annual rates). For 2006 and 2007, the real GDP growth rate is expected to be 3.3 percent and 2.9 percent, respectively (average percentage change on previous calendar year). In the long term, the real GDP is expected to grow by 3.1 percent for 2008-2016 (average percentage change over previous year).

According to the survey, consumer prices will increase 2.9 percent in 2006 and 2.3 percent in 2007. In the long term, Consensus Forecasts - USA also predicts consumer prices will grow by 2.3 percent for 2008-2016 (average percentage change over previous year). Producer prices are expected to increase 3.1 percent in 2006 and 1.5 percent in 2007.

Interest rates on three-month Treasury bills and 10-year Treasury bonds will remain fairly steady over the next year, according to the forecasters of Consensus Forecasts - USA. According to the survey, three-month Treasury bills will fall slightly from 4.9 percent at the end of July 2006 to 4.8 percent by the end of April 2007. The yield on 10-year Treasury notes is expected to increase to 5.0 percent by the end of July 2006 and will rise slightly to 5.1 percent by the end of April 2007. The three-month Treasury bills are expected to experience a downward trend over the next 10 years, while 10-year Treasury notes are expected to trend upward over the same time period. According to the survey, the three-month Treasury rate will average 4.7 percent over 2008-2016. The 10-year Treasury bond yield is expected to average 5.4 percent for 2008-2011 and 5.5 percent for 2012-2016.

The forecasters polled by The Livingston Survey in December 2005 posted slightly more optimistic expectations about the level of the S&P 500 index in 2006 and 2007 than they did in June 2005 survey. The Livingston Survey, which reports the median value across the 42 forecasters on the survey’s panel, predicts that the S&P 500 index will rise steadily during the next two years. The December 8, 2005 survey estimates that the index will reach 1300.0 by June 30, 2006. The June 2005 survey estimated the index would only reach 1294.9 by June 30, 2006. The index is projected to rise to 1343.4 by December 29, 2006 and 1419.9 by the end of 2007. The growth rate in after-tax corporate profits is expected to be 5.2 percent in 2006 followed by 2.7 percent in 2007.

The semiannual White House economic forecast (December 1, 2005) predicted strong economic growth, healthy job creation, and contained inflation. The administration's new forecast calls for the economy to grow 3.4 percent in 2006, down from 3.5 percent in 2005 and consistent with the forecast issued in June 2005. The forecast, which predicted moderate inflation for the next six years, called for CPI inflation to remain at 2.4 percent during 2006 and beyond. The White House also predicted that the nation would add about 176,000 jobs a month in 2006 and that the unemployment rate would approximate 5.0 percent. The same source forecasts that the Federal Reserve will raise interest rates in 2006, but they will remain fairly steady during the next five years. Specifically, it forecasts that rates on three-month Treasury bills will jump from 3.2 percent in 2005 to 4.2 percent in 2006 and 2007, but will then remain at 4.3 percent from 2008 through 2011.

In the first quarter, the FOMC raised the federal funds rate from 4.25 to 4.5 percent in January and to 4.75 percent in March. The Committee noted during the first quarter that “Economic growth has rebounded strongly in the current quarter but appears likely to moderate to a more sustainable pace. As yet, the run-up in the prices of energy and other commodities appears to have had only a modest effect on core inflation, ongoing productivity gains have helped to hold the growth of unit labor costs in check, and inflation expectations remain contained. Still, possible increases in resource utilization, in combination with the elevated prices of energy and other commodities, have the potential to add to inflation pressures.” The Committee also noted that the slowing of the growth of the real GDP in the fourth quarter of 2005 seems greatly to be a reflection of temporary or special factors.

Regarding plans for future interest rate actions, the policymakers estimated that further policy structuring may be needed to keep sustainable growth and price stability in balance. The Committee’s official comment was, “The Committee judges that some further policy firming may be needed to keep the risks to the attainment of both sustainable economic growth and price stability roughly in balance. In any event, the Committee will respond to changes in economic prospects as needed to foster these objectives.” This quarter the Committee stated that “some further policy firming may be needed…” whereas last quarter they had stated that “some further policy firming is likely to be needed….”

Utah Economic Outlook2 2Excerpts from the 2006 State of Utah Economic Report to the Governor, January 2006.

Utah’s economy grew significantly in 2005. For the second straight year, Utah outperformed the nation in 2005, with job growth of 3.5 percent, compared to 1.6 percent nationally. In 2005, total construction value, residential construction value, and total dwelling unit permits set all-time highs. State revenue collections had its highest growth rate in 25 years. The following industries experienced the strongest growth in Utah in 2004.

Construction - The value of construction set an all-time record in 2005 of $6.4 billion. Residential construction led the way with a record $4.5 billion in new construction. Low mortgage rates throughout 2005 drove demand for new single-family homes to a record high of 26,800 units.

Tourism - Utah’s travel and tourism sector had strong growth in 2005. Each of the five major tourism sectors - transportation, eating and drinking, hotels and lodging, amusement and recreation, and car rentals, all experienced gains. The Utah ski industry broke records for the number of skier visits for the second year in a row. Although the outlook for 2006 is favorable, gasoline prices and the wars in Iraq and Afghanistan are concerns.

Exports - Utah’s exports increased 28.4 percent in 2005 compared to an increase of 12.8 percent the prior year. Shipments of gold accounted for almost 35 percent of the total during 2005. Utah’s exports to China exceeded $100 million for the second year in a row, ranking China as Utah’s number five export market. As the world economic recovery continues to strengthen during 2006, Utah’s exports should continue to grow.

High Technology - Utah’s technology sector had a modest increase of 386 jobs during 2004, ending numerous years of declines that began in 2001. During the first six months of 2005, employment increased 3.9 percent. Despite the recent increase in employment in the technology sector, since 2000 more than 5,800 jobs have been lost. In 2004, eight technology industries posted job losses. Five industry segments were expected to post job losses in 2005. Four industry segments accounted for 54.8 percent of all technology employment in 2004. These four segments are computer systems design (19.2 percent), medical equipment (13.6 percent), aerospace products (11.4 percent), and engineering services (10.7 percent). The aerospace industry once was the largest component of Utah’s technology sector employing more than 14,000; however, due to downsizing, the industry employed only 6,494 workers in 2004.

Energy and Minerals - Energy production in Utah increased in all areas in 2005. Oil and natural gas prices were at record highs in 2005. While these price increases bode well for energy producers, industries that are energy dependent experience adverse effects from these price increases. The value of mineral production in Utah grew 52 percent during 2005 to $3.5 billion, from $2.3 billion in 2004. The record value of production results from substantial increases in both metal prices, and increases in the production and prices of most industrial mineral commodities.

Agriculture - Net farm income grew 3.8 percent from $368 million in 2003 to $382 million in 2004. Due to high prices for livestock and crops, farm income is forecasted to continue growing in 2006.

Defense - After rising 24.7 percent in 2003, Defense spending in Utah rose 4.5 percent to $3.2 billion in 2004. The current level of defense spending is expected to continue as a result of base realignments and overseas military activity.

Utah’s economy is expected to continue growing in 2006. However, increasing interest rates, higher building material costs, and sustained high energy prices could stifle the Utah economy. Nevertheless, the Utah economy remains favorable for businesses. According to the Milken Institute, Utah had the 14th lowest cost of doing business compared to all other states. Combining Utah’s low cost of doing business with Utah’s young, educated workforce, should attract the expansion of firms in Utah.

VALUATION OF LANDIS, LLC

Internal Revenue Service Revenue Ruling 59-60 details various factors that should be considered when performing a valuation. We have considered these factors in performing our valuation. No universal formula determines an appropriate fair market value for a member interest in a closely-held company. Value can be estimated by considering the other opportunities and alternatives available to the parties in a transaction. We have considered various generally accepted valuation methods including the income approach, market approach, and asset approach.

The following sections of this report will describe these methods, indicate which were chosen as most appropriate in this valuation, and utilize the selected methods to determine the fair market value of the shares being valued.

DATA USED IN VALUATION CALCULATIONS

The financial performance of Landis examined in this report is comprised of the two months ending December 31, 2005, and the six months ending June 30, 2006. Schedule B presents the historical income statements of the Company for these periods. Schedule C reflects income statement data as a percent of sales.

We have also considered the year-to-date sales numbers for the Company from January through August 2006. Net salon sales total $557,478 and net retail sales total $273,176. Net sales have increased consistently throughout the period the Company has been operating.

THE INCOME APPROACH

The income approach is used to estimate value by determining the present value of the future income stream expected to accrue to the shareholders. The future income stream is often estimated based on the historical experience of the subject company, taking into consideration the transferability of the key factors that generate cash flow and income as well as foreseeable changes in future earnings. All future benefits are brought to present value at a rate reflective of the risk that the future benefit streams could be materially different than anticipated.

Because of Landis’ expected growth, the discounted future earnings method and the discounted future cash flow method within the income approach have been used to determine the fair market value of the Company.

Discounted Future Earnings

With the assistance of Management we have prepared a projection of sales, expenses, and earnings for September through December 2006, as well as fiscal years ending December 31, 2007 through 2010 (See Schedule D). The projected income statements in Schedule D are deemed to be reasonable estimates of the future earnings potential of the Company, and are therefore utilized for valuation purposes.

The projections are based largely on revenue growth projections for new beauty salons provided by Aveda. Aveda is a worldwide company with significant experience monitoring the operations of beauty salons. Aveda supplies hair care, skin care, and other beauty products for sale in select salons. Aveda has been sufficiently impressed with Landis to the point it currently uses Landis as a model business showcase as it works with its salon customers.

Although we feel these projections represent a reasonable estimate as to the future prospects of the Company, it should be emphasized that projecting the future is at best a difficult and tenuous process. There will undoubtedly be disparities between the projected figures and actual results. Since events and circumstances frequently do no occur as expected, those disparities may by material.

Our calculation of value using the discounted future earnings approach is found on Schedule E. In order to determine the fair market value of expected future earnings we had to apply an appropriate capitalization rate and discount rates. The calculations of these rates are discussed later in this report.

Discounted Future Cash Flow

We have calculated normalized net free cash flow from projected net income for the period from September through December 2006, as well as the fiscal years ending December 31, 2007 through 2010. In order to estimate free cash flow, depreciation was added back; capital expenditures were subtracted based upon industry average capital expenditures; and working capital needs to support the expected growth were subtracted. Our calculation of future projected net free cash flow is found in Schedule F.

Our calculation of value using the discounted future cash flow approach is found on Schedule G. In order to determine the fair market value of expected future cash flow we had to apply an appropriate capitalization rate and discount rates.

We have valued the subject ownership interest using the income approach to value. In our opinion, the discounted future earnings and discounted future cash flow methods within the income approach provide a reliable indication of the fair market value of the LLC.

Development of the Discount and Capitalization Rates

A significant component of the income approach to value is the discount rate. The appropriate discount rate has as its foundation yields available on competing financial assets in public markets. Securities with different risk characteristics provide different rates of return commensurate with those uncertainties.

We have used a build-up method to determine the appropriate discount rate. Schedule H shows our computation of the appropriate discount and capitalization rates used to calculate the value of Landis as of August 31, 2006. The primary basis of the build-up method is the assumption that investors are risk averse and therefore require higher rates of return to bear additional risk. The essential components of the capitalization rate are as follows:

I.	The rate of return available in the market on investments that are essentially risk-free, which is represented by long-term government bonds. A 20-year government bond is typically used.

II.	The premium for risk, which is the sum of the following:
A.
An equity risk premium, which is the expected premium over the risk-free rate that investors expect to receive by investing in a broad index of the common stock market (such as the New York Stock Exchange (NYSE) composite average);

B.
An additional premium for size. Additional risk is generally associated with small companies when compared with the size of the publicly-traded companies included in the equity risk premium mentioned above;

C.	An additional company-specific risk premium to reflect the risk specific to the Company.

The components described above result in a discount rate. We converted the discount rate to a capitalization rate to implement the capitalized income and cash flow methods. This is done by subtracting sustainable long-term earnings growth from the discount rate.

As described above, we begin with the risk-free rate. In our model, we used the 20-year U.S. Treasury Bond yield, which was 4.95 percent as of August 31, 2006. We then added the basic equity risk premium of 7.10 percent, and the micro-cap small stock premium of 6.36 percent, as detailed in Ibbotson Associates Stocks, Bonds, Bills and Inflation 2006 Yearbook.

We adjusted the discount rate for industry-specific risk of -5.77 percent. This adjustment is based upon industry premium data (SIC 72 - Personal Services) as found in Ibbotson Associates’ Stocks, Bonds, Bills and Inflation 2006 Yearbook.

We have applied a company-specific risk factor for Landis as of August 31, 2006. For discounted future earnings, we have applied a company-specific risk factor of 8.00 percent to projected earnings. This is to account for the fact that Landis is smaller in size than even the micro-cap companies analyzed in the Ibbotson studies. The additional risk factor also considers that the future estimated earnings stream could be materially different than projected.

A discount rate converts a stream of expected future income or cash flow to an indicated present value. A capitalization rate converts a single normalized income or cash flow amount to an indicated present value. For an investment with a perpetual life, the difference between the discount rate and the capitalization rate is the sustainable long-term rate of growth (or decline) in income or cash flows into perpetuity. To convert the discount rate derived using the build-up approach described above to a capitalization rate, we subtract the estimated long-term growth rate. This growth rate was estimated to be 4.18 percent. The long-term growth rate is estimated to be equal to the 20-year growth rate in the Consumer Price Index for Personal Care Services (CPI) (See Schedule I) plus an additional 1 percent for real growth.

THE MARKET APPROACH

This method of valuation utilizes financial ratios from sale transactions in guideline closely-held businesses. We were able to identify many sale transactions of closely-held companies operating in similar industries to Landis (See Schedules J and K).

To apply this approach, we first had to locate actual sale transactions for similar companies. We searched Pratt Stats and BizComps to find information for companies similar to the Landis. We searched for SIC Code 7231 to find sale transactions of companies similar in size and operations to Landis.

The market approach to value provided us with some useful direction regarding the valuation of Landis. However, because of differences in size and growth expectations, the true comparability between Landis and these companies is questionable. Because of this lack of comparability, we have not placed any weight on the calculated values using this approach. Our analysis of the market approach is found in Schedules J and K.

THE ASSET-BASED APPROACH

In the asset-based approach, primary emphasis is placed upon the fair market value of the assets and liabilities of a business. In general, the book values reported on the balance sheet do not represent the fair market value of the assets and liabilities.

The asset-based approach to value is not an appropriate method to use in all valuations. Revenue Ruling 59-60 gives some direction to assist in determining whether or not to use the asset-based approach:

Earnings may be the most important criterion of value in some cases whereas asset value will receive primary consideration in others. In general, the appraiser will accord primary consideration to earnings when valuing stocks of companies which sell products or services to the public; conversely, in the investment or holding type of company, the appraiser may accord the greatest weight to the assets underlying the security to be valued.

The asset-based approach is most applicable for land holding companies or other asset-intensive businesses. In our opinion, Landis is an operating entity, not an asset holding company; therefore, the asset approach has been dismissed (See Schedule A).

PREMIUMS AND DISCOUNTS

The value derived from each valuation approach and method may represent a different indication of value. In our calculation of value using the income approach, we have used a discount rate that produces a control, marketable value. In our opinion, a marketability discount must be applied to the value derived using the income approach and the asset approach. NTJ estimates the appropriate discount to be applied to a 60 percent controlling member interest in the Company is a 15 percent lack of marketability discount.

Discount for Lack of Marketability

A discount for lack of marketability is used to compensate for the difficulty of selling member interests that are not traded in the public market, compared with those that are traded publicly. Investors prefer liquidity to illiquidity. Therefore, member interests that are not readily marketable are subject to a marketability discount. A minority interest generally requires a larger marketability discount because minority interests are generally more difficult to sell than controlling interests. However, as explained above, the member interest being valued is a controlling interest.

Many studies have been performed on marketability discounts. We have summarized the studies in Schedule L and Schedule M. These marketability studies can generally be segregated into two categories; restricted stock studies and pre-IPO studies.

Restricted Stock Studies (Schedule L) - These studies measure marketability discounts by analyzing publicly traded companies that have issued both freely traded stock and restricted stock, and by comparing the prices of the freely traded stock with the prices of the restricted stock shares. The IRS has recognized restricted stock studies as a useful means for quantifying marketability discounts. These restricted stock studies show average discounts from freely traded values from 25.8 percent to 45.0 percent. The average discount from these studies is 33.65 percent.

As far back as 1977, as evidenced in Revenue Ruling 77-287, the IRS recognized the effectiveness of restricted stock study data in providing useful information for quantifying marketability discounts.

Pre-IPO Studies (Schedule M) - Another source of discounts for lack of marketability is the pre-IPO Studies. These studies reflect the difference between the pre-IPO transaction price per share and the IPO price per share.

Restricted stocks, as mentioned above, are restricted from public trading for a limited period of time. After the restricted period ends, the stock may then be traded freely in a public market that is already established. The fact that the shares are restricted only as to time, and not available market, should result in a lower marketability discount than the pre-IPO studies.

The pre-IPO studies measure the marketability discount by comparing pre-IPO transaction prices with the IPO price. In reality, these studies are measuring the discount for lack of marketability for truly closely-held stocks, for which no public market has been established.

The Emory and Willamette Studies pre-IPO Studies indicated mean discounts in the range of 40.0 percent to 50.0 percent. The median discount in the Emory Study was 43.0 percent and the median of the Willamette Study was 51.4 percent. Some discounts were higher and some discounts were lower, but generally, the discounts were greater than the restricted stock studies.

Some business valuation professionals have argued that the marketability discount measured using the pre-IPO studies overstates the true discount. Those that support the pre-IPO studies argue that the only difference between the pre-IPO and IPO stock prices is establishment of a public market for the stock. They therefore conclude that marketability is the only difference between the two prices. Professionals that don’t agree with the findings of the pre-IPO studies argue that the hype surrounding the IPO inflates the IPO price, not just marketability.  These professionals have done studies which show that if the pre-IPO studies are recalculated using the trading price of the IPO stock six months after issuance, thus allowing for hype surrounding the initial IPO to subside, the studies result in a lower marketability discount than shown in the studies. In fact, the adjusted discount is similar to those found in the restricted stock studies. Additional analysis must be performed to determine the appropriate marketability discount for the subject controlling interest.

Analysis of Marketability Factors

The studies referenced above give an indication of an appropriate range for the marketability discount for a minority ownership interest. However, the characteristics of the controlling member interest being valued must be analyzed in order to determine the appropriate marketability discount. We have analyzed the “Mandelbaum3  factors” as part of our determination of the appropriate discount for lack of marketability (See Schedule N).

Financial Statement Analysis - Landis has experienced solid growth in sales. Landis’ sales and income are expected to continue to grow as detailed in the Company’s future earnings projection found on Schedule D. This has a downward influence on the marketability discount.

Capital Structure (Debt v. Equity) - Companies that rely on high levels of debt tend to be more risky than those that do not use leverage because during economic downturns, companies that have low debt service requirements normally have greater flexibility to endure fluctuations in income and cash flow. Simply put, financial leverage increases risk. Landis has a low debt level, which has an downward influence on the marketability discount.

Dividend/Distribution Policy - Landis does not have a history of paying distribution to members. The lack of historical distributions has an upward influence on the marketability discount.

Nature of the Company - The Company has not been in operation long but sales have increased significantly over a short period. Because Landis’ has only been in operation a short time it is difficult to gauge its earnings potential. This has a neutral impact on the marketability discount.

Management - Management is competent and capable. In our opinion, this has a neutral influence on the discount for lack of marketability.

Amount of Control in the Shares - The subject control, nonmarketable member interest has the ability to direct or influence the affairs of the Company, to declare distributions, or to cause the sale of Company assets. This factor has a significant downward influence on the required discount for lack of marketability.

Restrictions on Transferability - We are not aware of any restrictions placed on the transferability of member interests in the Company. This factor and has a neutral influence on the marketability discount.

Holding period for the stock - There is no indication that management has any intention to liquidate Company assets. This has a neutral influence on the marketability discount.

Company’s redemption policy - The Company has no mandatory policy to redeem member interests. This factor has a neutral influence on the required discount for lack of marketability.

Costs associated with a public offering - The costs associated with a public offering would be significant; however, management has no intentions to pursue a public offering. This factor has a neutral influence on the required discount for lack of marketability.

Determination of Discount for Lack of Marketability

Based on the foregoing discussion, we have concluded that the marketability discount for the subject controlling member interest is significantly lower than the marketability discounts for minority interests, as found in the restricted stock studies. As such, we believe a 15 percent lack of marketability discount is the appropriate discount to apply to the subject controlling member interest.

CONCLUSION

Based upon our analysis and calculations, we believe that the discounted future earnings approach and the discounted future cash flow approach within the income approach are the best indicators of the fair market value of Landis. In our opinion, the fair market value of a 60 percent control, nonmarketable member interest in Landis, LLC as of August 31, 2006, is (See Schedule A)

$1,065,000

One Million Sixty-Five Thousand Dollars.

ASSUMPTIONS AND LIMITING CONDITIONS

This valuation is subject to the following assumptions and limiting conditions:

III.	Information, estimates, and opinions contained in this report are obtained from sources considered to be reliable. However, we assume no liability for such sources.

IV.
Management provided us various financial records of the company with estimates of net asset value. Management has warranted to us that the information supplied was complete and accurate to the best of his knowledge. Norman, Townsend & Johnson has not independently verified such information, and we express no opinion on the accuracy or reasonableness of the estimates of net asset value.

V.
Possession of this report, or a copy thereof, does not carry with it the right to publish all or part of it, nor may the report be used for any other purpose without the previous written consent of the appraiser. And, in any event, only with proper authorization. This valuation report shall not be provided to any third party without the written consent of Norman, Townsend & Johnson.

VI.
No investigation of titles to property or of any ownership claims to the property by any individuals or company has been undertaken. Unless otherwise stated in our report, title is assumed to be clear and free of encumbrances as provided to the appraiser.

VII.	The terms of our engagement are such that we have no obligation to update this report or to revise the valuation because of events and transactions occurring subsequent to the date of the report.

VIII.	We are not required to give testimony in court, or be in attendance during any hearings or depositions, with reference to the company being valued, unless previous arrangements have been made.

IX.
Unless otherwise provided for in writing and agreed to by both parties in advance, the extent of the liability for the completeness or accuracy of the data, opinions, comments, recommendations and conclusions shall not exceed the amount paid to the appraisers for professional fees, and then only to the party(s) for whom this report was originally prepared.

X.
The valuation of an ownership interest in a business enterprise is a matter of informed judgment. The accompanying valuation has been prepared on the basis of information and assumptions set forth in this report and the attached schedules. An actual transaction for member interests may be concluded at a higher value or lower value, depending on the circumstances surrounding the Company and the motivations and knowledge of both the buyers and sellers at that time. Norman, Townsend & Johnson does not guarantee the values individual buyers and sellers may reach in an actual transaction.

XI.
Valuation reports may contain prospective financial information, estimates, or opinions that represent the view of the appraiser about reasonable expectations at a particular point in time, but such information, estimates, or opinions are not offered as predictions or as assurances that a particular level of income or profit will be achieved or that specific events will occur.

XII.	We assume that there are no hidden or unexpected conditions of the business or liabilities that would adversely affect value, other than as indicated in this report.

CERTIFICATION

We certify that, to the best of our knowledge and belief:

1.	The statements of fact in this report are, to the best of our knowledge, true and correct.

2.
The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, impartial, and unbiased professional analyses, opinions, and conclusions.

3.
Neither the consultant nor any officer, agent, or employee of Norman, Townsend & Johnson, LLC has any present or prospective interest in the property that is the subject of this report, and we have no personal interest with respect to the parties involved.

4.	We have no bias with respect to the property that is the subject of this report or to the parties involved with this engagement.

5.	Our engagement in this assignment was not contingent upon developing or reporting predetermined results.

6.
Compensation paid to Norman, Townsend & Johnson, LLC for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

7.
This report was prepared under the direction of Kelly R. Johnson, CPA/ABV (See Attachment 1 for Curriculum Vitae). No one provided significant professional assistance other than the staff of Norman, Townsend & Johnson, LLC.

8.
Our analyses, opinions, and conclusions were developed, and this report has been prepared in conformity with the Uniform Standards of Professional Appraisal Practice standards for conducting and reporting on business valuations.

/s/ Kelly R. Johnson
Kelly R. Johnson, MBA, CPA/ABV, DABFA
Norman, Townsend & Johnson, LLC
September 11, 2006